Execution Copy


                           SALE AND PURCHASE AGREEMENT


                                  BY AND AMONG


                            COMMTOUCH SOFTWARE LTD.,


                                 COMMTOUCH INC.,


                              WINGRA, INCORPORATED,


                            WINGRA TECHNOLOGIES, LLC,


                                    JAN EDDY


                                       AND


                                  STEVE ENTINE


                                February 25, 2002
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                           SALE AND PURCHASE AGREEMENT

                  THIS SALE AND PURCHASE AGREEMENT (the "Agreement") is made and entered into as of February 25, 2002, by and between Commtouch Software Ltd. ("Commtouch"), an Israeli corporation, Commtouch Inc., a wholly-owned subsidiary of Commtouch and a California corporation ("CI"), Wingra, Incorporated
("WingraInc"), a wholly-owned subsidiary of Commtouch and a Wisconsin corporation, Wingra Technologies, LLC ("WingraLLC"), a Wisconsin limited liability company, Jan Eddy ("Eddy") and Steven Entine ("Entine").

                                    RECITALS

                  A. In or about December 2000, Commtouch, by way of an Amended and Restated Merger and Exchange Agreement, dated as of November 24, 2000 ("Merger Agreement") and in furtherance of its business as an outsourced hosted email service provider, acquired and became the sole owner (directly or indirectly) of the ownership interests in WingraInc and WingraLLC.

                  B. On or about December 31, 2001 and February 5, 2002 Commtouch sold its outsourced hosted consumer email service and its outsourced Exchange enterprise email service, respectively, to two independent third parties and, in so doing, has effectively ceased its activities as an outsourced hosted email services provider in general.

                  C. The respective parties or some of them have certain claims against each other that they are interested in resolving in an amicable manner.

                  D. Each of the Boards of Directors of Commtouch, CI, WingraInc and WingraLLC, as well as Eddy and Entine, has determined that, given the above-stated claims and the change in Commtouch's business model, it is in the best interests of the respective companies and their security holders that Eddy and Entine (sometimes referred to herein as "Purchasers") shall acquire by way of purchase all of the outstanding membership interests of WingraLLC and share interests of WingraInc from Commtouch and CI (the "Acquisition") and, in furtherance thereof, has approved the Acquisition.

                  E. The parties desire to make certain representations and enter into releases and other agreements in connection with the Acquisition.

                  NOW,   THEREFORE,   in  consideration  of  the  covenants  and
representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

                                   ARTICLE I

                                 THE ACQUISITION

         1.1 The Sale of Wingra Interests. At the Closing (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement, Commtouch and CI agree to sell to Purchasers, and Purchasers agree to purchase all of the outstanding membership interests of
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WingraLLC and shares of WingraInc held by each of Commtouch and CI  (hereinafter
"Wingra Interests").

         1.2 Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place on February 28, 2002 or at such other time as the parties hereto agree (the "Closing Date"). The Closing shall take place at the offices of McCutchen, Doyle, Brown & Enersen, 1900 University Avenue, East Palo Alto, California, 94303, or at such other location as the parties hereto agree.

         1.3 Resignation of Directors. At the Closing, Commtouch shall cause the directors, Gideon Mantel and James Collins, who were appointed to the Boards of WingraInc and WingraLLC, to resign except to the extent either or both has/have already done so.

         1.4 Surrender of Certificates and Bill of Sale. At the Closing, Commtouch shall deliver to Purchasers the membership certificates (if any) and original stock certificates representing the Wingra Interests, duly endorsed for transfer to Purchasers or with duly endorsed stock transfer powers transferring such certificates to Purchasers, and a related Bill of Sale (in a form reasonably acceptable to the parties), with such delivery constituting full and complete transfer of good and marketable title in the Wingra Interests to Purchasers, with such Wingra Interests being free and clean of all liens, encumbrances and other third party interests.

         1.5 Consideration. In consideration for the sale of the Wingra Interests to Purchasers:

         a. WingraLLC, WingraInc, Eddy and Entine agree to provide the releases set forth in Article VI below;

         b.       WingraLLC,  WingraInc,  Eddy and Entine  release  and  forever discharge Commtouch and its subsidiaries, affiliates, representatives, officers, directors and employees from Commtouch's guarantees of Eddy's and Entine's employment agreements dated November 2, 2000 and any other agreements, oral or written, concerning their employment by WingraInc and/or WingraLLC; and

         c. WingraInc and WingraLLC, jointly and severally, agree to assume or retain as the case may be, all liabilities and obligations of WingraLLC and/or WingraInc for which Commtouch is obligated (either directly or indirectly, including as guarantor and an indemnifying party). In particular, and without derogating from the generality of the foregoing, the personal guaranties of Eddy that Commtouch assumed or was to assume in the manner as set forth in Section 7.15 of the
                  Merger Agreement are hereby made null and void, and Eddy, WingraInc and WingraLLC shall use their best efforts to ensure that any and all of the parties ("noteholders") that previously agreed to Commtouch's assumption of the personal guarantees are informed of and agree to waive and release any and all rights against Commtouch in relation thereof. Should such noteholders fail to agree to waive and release any such claims against Commtouch, then Eddy, WingraInc and WingraLLC, jointly and severally,

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                  agree to fully indemnify Commtouch for all damages,  costs and expenses incurred by Commtouch as a result thereof.

         d. Notwithstanding c. above, immediately prior to the Closing, any intercompany debt owed to Commtouch or its subsidiaries by WingraLLC will be distributed by Commtouch (or through Commtouch if owed by any other subsidiary, other than WingraInc) to WingraInc and converted by WingraInc to equity in WingraLLC, such that such equity is included in the Wingra Interests.

                                   ARTICLE II

                                  REFERRAL FEES

         2.1 Fees. Should WingraLLC or WingraInc provide, directly or indirectly, software or services to or receive purchase/work orders during 2002 from any Referred Customers (as defined below), WingraLLC and/or WingraInc shall pay to Commtouch ten percent (10%) of any license fees and five percent (5%) of any other services fees received in 2002 or to be due for purchase/work orders received in 2002 by WingraInc or WingraLLC from the Referred Customers. For purposes of this Section 2.1, "Referred Customers" shall mean Jamcracker Inc., TeleComputing Inc., Mi8 Inc., and their affiliated companies only.

         2.2 Payments. Payments for the amounts due and owing to Commtouch from WingraLLC and/or WingraInc under Section 2.1 above shall be made on a quarterly basis by WingraLLC and/or WingraInc by no later than the tenth day of each quarter based on the applicable revenues collected during the prior quarter. Any payments made more than 30 days past the due date shall bear interest at the rate of 1% for each month that such amount remains unpaid, or the maximum legal rate, whichever is less.

         2.3 Reports. WingraLLC and/or WingraInc shall provide Commtouch with detailed quarterly reports of all revenue collected for which Commtouch is entitled to payments as described herein, including the source thereof and the period to which it is applicable.

         2.4 Audit Rights. Commtouch may appoint any nationally-recognized independent accounting firm that agrees to accept reasonable and customary confidentiality obligations to audit, upon not less than seven (7) days advance written notice and during normal business hours, WingraLLC's and/or WingraInc's records applicable to the Referred Customers. Commtouch shall pay the costs of any such audit unless the audit reveals an underpayment of five percent (5%) or more, in which case, in addition to any other rights of Commtouch hereunder or at law, the audit costs shall be paid by WingraLLC and/or WingraInc. Audits are limited to no more than one per calendar quarter.

                                  ARTICLE III

                             SUBSEQUENT DISPOSITION

                  In the event that, during 2002 and following the Closing one or more of the following transactions with a third party ("Transaction(s)") occurs:

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         (i) the assets or a portion thereof of WingraLLC  and/or  WingraInc are sold or an  agreement  in  relation  thereto is entered  into,

         (ii) an equity investment is made into WingraLLC and/or WingraInc either by way of a majority of the Wingra Interests or additional equity interests of WingraLLC and/or WingraInc, or debentures, warrants or other such instruments under which a majority of the ownership interests in WingraLLC and/or WingraInc may be issued, or

         (iii) WingraLLC and/or WingraInc is/are acquired by way of merger, consolidation, sale of a controlling interest or any other similar manner of acquisition or an agreement in relation thereto is entered into, and the Value (as defined below) received from the above Transaction(s) is in excess of (a) $900,000 plus (b) any equity investment made into WingraLLC and/or WingraInc subsequent to the Closing ("Excess Value"), Purchasers, WingraInc and WingraLLC, jointly and severally, agree to pay Commtouch upon the closing of such Transaction(s) an amount equal to:

         o thirty-three percent (33%) of any proceeds representing the Excess Value from the Transaction(s) that occur within the first six (6) months of 2002, multiplied by the percentage of WingraLLC and/or WingraInc that is sold in the Transaction(s), or

         o twenty-five percent (25%) of any proceeds representing the Excess Value from the Transaction(s) that occur within the second six (6) months of 2002 multiplied by the percentage of WingraLLC and/or WingraInc that is sold in the Transaction(s).

For purposes of the above, "Value" shall mean the total of all proceeds received from the Transaction(s), including cash, non-cash, debt assumption and other consideration, divided by the percentage of WingraLLC and/or WingraInc that is sold in the Transaction(s).

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF COMMTOUCH AND CI

                  Commtouch and CI, jointly and severally, represent and warrant to Purchasers, WingraInc and WingraLLC that, as of the date hereof and as of the
Closing:

         4.1 Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of each of Commtouch and CI. This Agreement has been duly and validly executed and delivered by each of Commtouch and CI and constitutes the valid and binding agreement of each of Commtouch and CI enforceable in accordance with its terms.

         4.2 Corporate Plans. As of the Closing, Commtouch is unaware of any plans involving a leveraged buyout of Commtouch or to voluntarily delist Commtouch's Ordinary Shares from the NASDAQ market or otherwise sell Commtouch Ordinary Shares or other equity or assets of Commtouch, except as disclosed in Exhibit A herein.

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         4.3 Absence of Continuing Interest;  Ownership of Wingra Interests.  As
from the Closing, neither Commtouch nor CI shall retain any interest in the Wingra Interests or any assets of WingraLLC or WingraInc. The Wingra Interests
constitute  all  of  the  outstanding   ownership  interests  in  WingraLLC  and
WingraInc, no other rights to purchase or acquire ownership interests in WingraLLC or WingraInc exist or are outstanding, and CI and WingraInc hold of record and beneficially all of the Wingra Interests, free and clear of any liens or other encumbrances.

         4.4 Fairness of Transaction. The Board of Directors of Commtouch, in unanimously approving this Agreement, has determined that in its opinion, the transactions described herein are in the best interests of the shareholders of Commtouch and the creditors of WingraLLC and WingraInc, and are on terms that are fair to such shareholders and creditors.

         4.5 Advisors. Except as set forth in this Agreement, Commtouch and CI are not relying on any statements or representations of any other party to this Agreement or any of the other party's agents with respect to any legal, tax or other consequences of the transactions contemplated by this Agreement and understands that it (and not any other party to this Agreement) shall be responsible for its own legal, tax or other liabilities that may arise as a result of the transactions contemplated by this Agreement.

         4.6 Taxation of WingraLLC. Neither Commtouch nor CI has taken any action that would be reasonably expected to cause WingraLLC to be taxed other than as a partnership for federal tax purposes.

                                   ARTICLE V

           REPRESENTATIONS AND WARRANTIES OF PURCHASERS, WINGRAINC AND
                                   WINGRALLC

                  Purchasers, WingraInc and WingraLLC, jointly and severally, hereby represent and warrant to Commtouch that, as of the date hereof and as of the Closing:

         5.1 Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated thereby have been duly authorized by all necessary action on the part of WingraInc and WingraLLC. This Agreement has been duly and validly executed and delivered by each Purchaser, WingraInc and WingraLLC and constitutes the valid and binding agreement of each Purchaser,WingraInc and WingraLLC, enforceable in accordance with its terms.

         5.2 Corporate Plans. As of the Closing, there are no plans or discussions with a third party involving the sale of WingraLLC and/or WingraInc, including pursuant to the methods set forth in Article III above, except as set forth in Exhibit B hereto.

         5.3 Fairness of Transaction. The Board of Directors of WingraInc and WingraLLC, in unanimously approving this Agreement, have determined that in their opinion, the transactions described herein are in the best interests of the creditors of WingraInc and WingraLLC, and are on terms that are fair to such creditors.
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         5.4  Purchase  for Own  Account.  The  Wingra  Interests  purchased  by
Purchasers hereunder will be acquired for investment for their own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and each Purchaser has no present intention of selling, granting any participation in or otherwise distributing the same, except in compliance with the Securities Act.

         5.5 Investment Experience. Purchasers understand that the purchase of the Wingra Interests involves substantial risk. They have experience as investors in securities of companies in the development stage and acknowledge that they are able to fend for themselves, can bear the economic risk of the investment and have such knowledge and experience in financial or business matters that they are capable of evaluating the merits and risks of this investment and protecting their own interests in connection with this investment.

         5.6 Accredited Investor Status. Each Purchaser is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, as presently in effect.

         5.7 Advisors. Except as set forth in this Agreement, WingraLLC, WingraInc and Purchasers are not relying on any statements or representations of any other party to this Agreement or any of the other party's agents with respect to any legal, tax or other consequences of the transactions contemplated by this Agreement and understand that they (and not any other party to this Agreement) shall be responsible for its own legal, tax or other liabilities that may arise as a result of the transactions contemplated by this Agreement.

                                   ARTICLE VI

                         RELEASES AND NEGATIVE COVENANTS

         6.1 Eddy Release. In consideration of the mutual promises and representations herein and effective as of the Closing, Eddy hereby releases and forever discharges Commtouch, CI and their agents, employees, successors, assigns, officers, directors, shareholders, any affiliates (past, present and future) of and from any and all actions, causes of action, claims and demands of whatever nature, at law or in equity, known or unknown, which Eddy now has, ever had, or hereafter may have generally arising out of or relating to the Merger Agreement, any aspect of the merger and acquisition by Commtouch and CI of WingraInc and WingraLLC and/or any aspect of the relationship of Commtouch and/or CI and/or their related entities with WingraInc, Eddy and/or WingraLLC up to the Closing, except for the rights and obligations created under this Agreement. In making the release hereinabove and below, Eddy is acting solely on her own behalf and not on behalf of any of the other former shareholders of WingraInc or membership interests holders of WingraLLC.

         6.2 Entine Release. In consideration of the mutual promises and representations herein and effective as of the Closing, Entine hereby releases and forever discharges Commtouch, CI, and their agents, employees, successors, assigns, officers, directors, shareholders, any affiliates (past, present and future) of and from any and all actions, causes of action, claims and demands of whatever nature, at law or in equity, known or unknown, which

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Entine now has,  ever had, or  hereafter  may have  generally  arising out of or relating to the Merger  Agreement,  any aspect of the merger and  acquisition by
Commtouch  and  CI  of  WingraInc  and  WingraLLC   and/or  any  aspect  of  the
relationship  of  Commtouch   and/or  CI  and/or  their  related  entities  with
WingraInc, Entine and/or WingraLLC up to the Closing, except for the rights and obligations created under this Agreement.

         6.3 Wingra Release. In consideration of the mutual promises and representations herein and effective as of the Closing, WingraInc and WingraLLC, on behalf of themselves jointly and severally, their agents, employees, successors, assigns, officers, directors, and any affiliates (past, present and future) hereby release and forever discharge Commtouch, CI and their agents, employees, successors, assigns, officers, directors, shareholders, partners and any affiliates (past, present and future) of and from any and all actions, causes of action, claims and demands of whatever nature, at law or in equity, known or unknown, which WingraInc and/or WingraLLC now has, ever had, or hereafter may have generally arising out of or relating to the Merger Agreement, any aspect of the merger and acquisition by Commtouch of WingraInc and WingraLLC and/or the relationship of Commtouch and/or CI and/or their related entities with WingraLLC and/or WingraInc up to the Closing, except for the rights and obligations created under this Agreement.

         6.4 Commtouch Release. In consideration of the mutual promises and representations herein and effective as of the Closing, Commtouch and CI, jointly and severally, on behalf of themselves, their respective agents, employees, successors, assigns, officers, directors, shareholders, and any affiliates (past, present and future) hereby indemnify, release and forever discharge Purchasers, WingraLLC and WingraInc, their respective agents, employees, successors, assigns, officers, directors, shareholders, partners and any affiliates (past, present and future) of and from any and all actions, causes of action, claims and demands of whatever nature, at law or in equity, known or unknown, which Commtouch and/or CI now have, ever had, or hereafter may have generally arising out of or relating to the Merger Agreement, any aspect of the merger and acquisition by Commtouch and CI of WingraInc and WingraLLC and/or the relationship of Commtouch and/or CI with Purchasers, WingraLLC and/or WingraInc up to the Closing, except for the rights and obligations created under this Agreement.

         6.5 Release of Unknown Claims. In making the above releases, the parties expressly waive the provisions and benefits of Section 1542 of the California Civil Code, which provides:

"A general release does not extend to claims which the creditor does not know or suspect to exist in its favor at the time of executing the release, which if known by him must have materially affected its settlement with the debtor."

and agree as a further consideration and inducement for this Agreement that this Agreement shall apply to all unknown and unanticipated losses or damages arising out of the matters the subject of this Agreement, which losses or damages hereafter may be claimed by the parties, as well as to those such losses or damages known by the parties.

         6.6 Covenant not to Participate in Proceedings. Purchasers, WingraInc and WingraLLC agree, jointly and severally, that, unless compelled by an order of a court of proper

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jurisdiction,  or as  otherwise  required by law,  none shall  lead,  support or otherwise participate in any law suits or other actions of any kind against Commtouch and/or any of its related companies, or their respective officers, directors, employees, agents or representatives, other than a lawsuit or other
action  that  arises  out  of  the   transactions   contemplated   hereunder  or
transactions  hereafter,   and  will  provide  reasonable  assistance  to  these
Commtouch entities in dissuading potential plaintiffs and defending any such action (at Commtouch's expense).

                                  ARTICLE VII

                              ADDITIONAL AGREEMENTS

         7.1 Public Disclosure. Unless otherwise permitted by this Agreement, none of the parties shall, without the prior written consent of the others, make any press release or other public statement or disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby. This Section 7.1 shall not prohibit Commtouch, CI, Purchasers, WingraInc or WingraLLC from making statements as may be reasonably necessary regarding this Agreement and the transactions contemplated hereby to its shareholders, current or potential investors, noteholders, creditors, customers, attorneys, accountants or employees, or as provided by law, including SEC rules and regulations, provided that Commtouch, CI, Purchasers, WingraInc or WingraLLC, as the case may be, shall have used reasonable efforts to ensure that such information is held in confidence by such recipients and does not become generally available to the public.

         7.2 Reasonable Efforts and Further Assurances. Each of the parties to this Agreement shall use its commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

         7.3 WingraLLC 401(K) Plan. As soon as administratively practical, Commtouch shall cause the trustees of Commtouch's 401(k) plan to transfer the 401(k) account balances of WingraInc's and/or WingraLLC's current and former employees directly, in a plan-to-plan transfer, from Commtouch's 401(k) plan to the trustees of a qualified retirement plan established by WingraInc and/or WingraLLC and to provide the successor trustee with such participant, plan account and related information as the trustee may reasonably request.

         7.4 Commtouch Option Plan. As of the Closing, all employees or consultants of WingraLLC and WingraInc holding option grants under the Commtouch Software Ltd. Amended and Restated 1996 CSI Stock Option Plan shall cease vesting immediately and shall no longer be considered employees or consultants for purposes of participation under such plan. Any Commtouch non-qualified options that have vested prior to the Closing for then current WingraLLC and/or WingraInc employees and/or consultants may be exercised at any time during a 180 (one hundred and eighty) day period as from the Closing. Any shares not exercised prior to or during this 180 day period shall be cancelled. Any Commtouch incentive stock options that have vested prior to the Closing for then current WingraLLC and/or WingraInc

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employees  and/or  consultants  may be  exercised at any time during the maximum period allowed for incentive stock options under the terms of the Amended and Restated 1996 CSI Stock Option Plan as from the Closing.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

         8.1 Termination. At any time prior to the Closing, this Agreement may be terminated by consent of all parties.

         8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Commtouch, WingraInc, CI, WingraLLC, or Purchasers or their respective officers, directors, shareholders or affiliates.

         8.3 Expenses and Termination Fees. Whether or not the Sale and Purchase is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.

         8.4 Extension; Waiver. At any time prior to the Closing any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                                 INDEMNIFICATION

         9.1 Commtouch Indemnification. Purchasers, WingraInc and WingraLLC, jointly and severally, shall indemnify and hold harmless Commtouch and CI and their affiliates, officers, directors, employees, agents and representatives, from and against any and all expenses, including attorneys' fees, witness fees, damages, judgments, fines and amounts paid in settlement and any other amounts that such entity becomes legally obligated to pay because of any claim or claims made against it, relating to or arising from (i) any WingraLLC and/or WingraInc related matter or the business thereto, including claims by any creditors thereof, (ii) misrepresentations or breaches of representations or warranties made herein by WingraLLC, WingraInc, and/or Purchasers or (iii) noncompliance with or breach by WingraInc, WingraLLC and/or Purchasers of any of the covenants or agreements contained in this Agreement or (iv) by reason of Commtouch's and/or CI's and/or their related parties' relationships with customers, suppliers, employees (other than claims by employees relating to Commtouch options) of WingraInc and/or WingraLLC prior to the Closing. The above indemnification replaces and supersedes any prior indemnifications given by Eddy, WingraInc and/or WingraLLC to

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Commtouch within the framework of any other agreement or understanding, with the exception of indemnities granted within the framework of the Merger Agreement.

         9.2 Purchasers, WingraInc and WingraLLC Indemnification. Commtouch and CI, jointly and severally, shall indemnify and hold harmless Purchasers, WingraInc and WingraLLC and their affiliates, officers, directors, employees, agents and representatives from and against any and all expenses, including attorneys' fees, witness fees, damages, judgments, fines and amounts paid in settlement and any other amounts that such party becomes legally obligated to pay because of any claim or claims made against it, relating to or arising from
(i) a Commtouch shareholder or Commtouch creditor action taken against such party in relation to the subject matter of this Agreement, (ii) misrepresentations or breaches of representations or warranties made herein by Commtouch or CI or (iii) noncompliance with or breach by Commtouch or CI of any of the covenants or agreements contained in this Agreement. In addition, Commtouch and CI, jointly and severally, shall indemnify and hold harmless Purchasers, WingraInc and/or WingraLLC and any other party, from and against all expenses, including attorneys' fees, witness fees, damages, judgments, fines and amounts paid in settlement and any other amounts that such party becomes legally obligated to pay because of any claim or claims made against it, including, without limitation, any taxes, interest and penalties finally determined to be due, relating to or arising from any forgiveness of indebtedness income resulting from the transactions set forth in Section 1.5(d) of this Agreement. The above indemnification replaces and supersedes any prior indemnifications given by Commtouch to Purchasers, WingraInc and/or WingraLLC within the framework of any other agreement or understanding. However, to the extent that Eddy or Entine are sued due to their capacity as an officer and/or director of WingraLLC and/or WingraInc as set forth in WingraInc's articles of incorporation or by-laws or WingraLLC's operating agreement for an action covered under Commtouch's Directors' and Officers' liability insurance policy relating to activities during the period as from the closing of the Merger Agreement until the Closing Date hereunder, Eddy and Entine shall be entitled to such coverage, with any applicable deductibles being paid by Commtouch.

         9.3 Notification and Defense of Claim. As soon as practicable and not later than ten (10) days after receipt by any party named above in Sections 9.1 and 9.2 as a party to be indemnified thereunder ("Indemnified Party") of notice of the commencement of any action, suit or proceeding, such party will notify the indemnifying party ("Indemnifying Party") of the commencement thereof; but the omission so to notify the Indemnifying Party will not relieve it from any liability which it may have to such Indemnified Party hereunder, unless the Indemnifying Party is materially prejudiced by the delay. With respect to any such action, suit or proceeding as to which such Indemnified Party so notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party shall assume the defense thereof at its own expense, with the Indemnified Party being entitled to participate therein at its own expense and own counsel reasonably satisfactory to such Indemnifying Party. The Indemnified Party shall be permitted to settle any such action brought against it, with the acquiescence thereto of Indemnifying Party, not to be unreasonably withheld.

         9.4 Successors. Each of the parties shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of any such party, expressly to assume and agree to perform the

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indemnification  obligations set forth in this Article IX in the same manner and to the same extent that it would be required to perform if no such succession had taken place.


                                   ARTICLE X

                               GENERAL PROVISIONS

         10.1 Survival at Closing. It is understood and agreed by the parties that the representations and agreements contained herein shall survive the Closing in perpetuity.

         10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) upon actual receipt if delivered personally or by commercial same-day delivery service, (ii) as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal, if mailed by registered or certified mail (return receipt requested), (iii) upon receipt, if sent by overnight delivery, or (iv) the next business day after transmission (and sender shall bear the burden of proof of delivery), if sent via facsimile or other electronic means of transmitting written documents, to the parties at the following address and facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

         (a) if to Commtouch or CI, to:

             Commtouch Inc.
             2029 Steirlin Court
             Mountain View, CA  94043
             Attention:       Gideon Mantel
             Facsimile No.: 650-864-2004
             Telephone No.:  650-864-2271

         (b) if to Eddy, Entine, WingraInc or WingraLLC, to:

             Wingra Technologies, LLC
             450 Science Drive
             One West
             Madison, WI 53711-1056
             Attention:  Jan Eddy
             Facsimile No.:  608-238-8986
             Telephone No.: 608-238-4454

             With a copy to:
             Foley & Lardner
             150 E. Gilman Street
             Madison, WI 53703
             Attention:  Joseph P. Hildebrandt
             Facsimile No.:  608-258-4258
             Telephone No.: 608-258-4232

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         10.3  Interpretation.  When a reference  is made in this  Agreement  to
Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to February 25, 2002. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation,
preparation  and  execution  of  this  Agreement  and,   therefore,   waive  the
application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         10.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         10.5 Entire Agreement; Nonassignability. This Agreement and the documents and instruments and other agreements specifically referred to therein or delivered pursuant to the terms hereof, including the Exhibits thereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

         10.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         10.7 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

         10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to its principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located in Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein. Further, the parties agree that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives

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and covenants not to assert or plead any  objection  which they might  otherwise have to such jurisdiction and such process.

                  [Remainder of Page Intentionally Left Blank]

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                  IN  WITNESS  WHEREOF,  each of the  parties  has  caused  this
Agreement to be executed and delivered by itself or its respective officers thereunto duly authorized, all as of the date first written above.


                                       COMMTOUCH SOFTWARE LTD.:



                                       By ___________________________________

                                       Name__________________________________

                                       Title_________________________________



                                       COMMTOUCH INC.:



                                       By ___________________________________

                                       Name__________________________________

                                       Title_________________________________


                                       WINGRA, INCORPORATED:



                                       By ___________________________________

                                       Name__________________________________

                                       Title_________________________________


                                       WINGRA TECHNOLOGIES, LLC:


                                       By ___________________________________

                                       Name__________________________________

                                       Title_________________________________

                                                                  Execution Copy

                                       JAN EDDY



                                       By ___________________________________



                                       STEVE ENTINE



                                       By ___________________________________

                                                                  Execution Copy

                                    Exhibit A

                           Corporate Plans Disclosures
                                    Commtouch

1. Commtouch sold its hosted consumer email business to MailCentro (a CPSG company) in late 2001

2. Commtouch is in the process of transferring its hosted enterprise email service ("SPS") to MailCentro as well

3. Commtouch sold its hosted Exchange email business to TeleComputing in February, 2002

4. Commtouch has sold and will continue to sell equipment and other assets that it no longer requires for its continuing operations

5. Commtouch is currently working to obtain additional funding for its continuing business operations

         a.       Commtouch  is  in  contracting  stage  with  a  consortium  of
                  individuals   (including  Commtouch  founders)  for  a  direct
                  investment into the Company

         b. Commtouch has negotiated deal terms and certain contract language with a third party investment group - this deal has been put on hold in order to focus on the deal listed as 5a above (Note the terms of the deal described in 5a are better for Commtouch than those in the deal described here in 5b, i.e., more net cash to Commtouch and no discount on share price)

         c. Commtouch is in early discussions with a number of other potential investors and investor groups

         d. As a standard course of business, Commtouch will continue to look for additional funding if and when needed to support continued operations

6. Commtouch has no plans to voluntarily delist from Nasdaq and is working to avoid involuntary delistment, but the Company can not guarantee that it will not be delisted or moved to another exchange sometime in the future

                                      A-1
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                                                                  Execution Copy



                                    Exhibit B

                           Corporate Plans Disclosures
                                     Wingra

After obtaining written approval from Gideon Mantel and Carolyn Chin, Jan Eddy contacted both AOL and Sun/iPlanet in the latter part of 2001 concerning either party's interest in making an equity investment in Wingra or acquiring Wingra from Commtouch. After preliminary discussions, both parties indicated that they were not interested in further pursuing an equity transaction with Wingra.

                                       B-1